August 14, 2007

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E., Washington, D.C. 20549

Re: Infolinx Communications Ltd. – Amendment No. 2 to Form SB-2 Registration Statement

Dear Sirs:

As independent registered public accountants, we hereby consent to the inclusion or incorporation by reference in this Amendment No. 1 to Form SB-2 Registration Statement dated August 14, 2007, of the following:

  Our Report to the Stockholders and Board of Directors of Infolinx Communications Ltd. dated June 11, 2007 on the financial statements of the Company as at November 30, 2006 and 2005 and for the then ended and for the period October 23, 2000 (inception) to November 30, 2006.

In addition, we also consent to the reference to our firm included under the heading “Experts” in this Registration Statement.

Yours truly,

“DMCL”

Dale Matheson Carr-Hilton LaBonte LLP
Chartered Accountants
Vancouver, British Columbia